Exhibit 10.9

4/02/08

Good morning, Ken.

Below is a note memorializing your short-term loan to the Company. Please sign and date as indicated below. Thanks so much for your help!

PROMISSORY NOTE

This note evidences a debt of ten thousand dollars ($10,000) owed by Home School, Inc, a Delaware ‘C’ Corporation to Ken Lydecker of Park Ridge, IL. It is a short-term loan of 30 days duration or less.

If the loan is repaid in a timely manner, no interest shall adhere. It the loan is still outstanding as of 05/01/08, it shall bear interest in cash at the rate of 1% per month.

The debt shall be repaid with all due speed and no prepayment penalty shall adhere if Home School, Inc. repays it sooner than anticipated.

This debt is unsecured and confers no standing superior to other creditors.

Signed this day, April 2, 2008

/s/ Thomas Morrow	/s/ Ken Lydecker
Thomas Morrow, CEO Home School, Inc	Ken Lydecker